Filed Pursuant to Rule 433

Registration Statement No. 333-181059

Relating to

Preliminary Prospectus Supplement dated June 4, 2013 to

Prospectus dated April 30, 2012

THE ALLSTATE CORPORATION

$1,000,000,000

$500,000,000 3.15% SENIOR NOTES DUE 2023

$500,000,000 4.50% SENIOR NOTES DUE 2043

FINAL TERM SHEET

Dated June 4, 2013

Issuer:	The Allstate Corporation
Security Type:	Senior Notes
Expected Ratings:*	A3 (Moody’s)/A- (S&P)
Format:	SEC Registered
Trade Date:	June 4, 2013
Settlement Date:	June 7, 2013 (T+3)

Title:	2023 Notes	2043 Notes
Principal Amount:	$500,000,000	$500,000,000
Maturity Date:	June 15, 2023	June 15, 2043
Coupon (Interest Rate):	3.15%	4.50%
Interest Payment Dates:	Semi-annually on June 15 and December 15, beginning on December 15, 2013	Semi-annually on June 15 and December 15, beginning on December 15, 2013
Yield to Maturity:	3.173%	4.527%
Spread to Benchmark Treasury:	+102 basis points	+ 122 basis points
Benchmark Treasury:	UST 1.750% due May 15, 2023	UST 3.125% due February 15, 2043
Benchmark Treasury Price/Yield:	96-13 / 2.153%	96-18+ / 3.307%
Optional Redemption:	Callable at the greater of par or the make whole (T + 15 basis points)	Callable at the greater of par or the make whole (T + 20 basis points)
Price to Public:	99.803%	99.558%
CUSIP/ISIN:	020002AZ4/US020002AZ47	020002BA8/US020002BA86
Joint Book-Runners	Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated	Goldman, Sachs & Co. Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. U.S. Bancorp Investments, Inc. Morgan Stanley & Co. LLC Loop Capital Markets LLC BNY Mellon Capital Markets, LLC PNC Capital Markets LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC
Loop Capital Markets LLC
BNY Mellon Capital Markets, LLC
PNC Capital Markets LLC

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the 3.15% Senior Notes due 2023 and 4.50% Senior Notes due 2043 should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Allstate Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents that The Allstate Corporation has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by calling Barclays Capital Inc. toll-free at 1-888-603-5847; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; Goldman, Sachs & Co. toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.